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Exhibit (a)

New York, NY, July 26, 2000 - Virtual Communities, Inc. (NASDAQ: "VCIX") today announced a major initiative to focus primarily on developing and marketing software for Web development and site management. In line with its new strategy, the Company intends to sell its portfolio of online ethnic communities.

The Company also announced that it has signed a Term Sheet with Intercoastal Financial Services Corp., which previously arranged a round of financing for VCIX by several institutional investors in April 2000, for a follow-on investment through a $5.5 million private placement of Convertible Preferred Stock and Warrants. The Company is currently finalizing documents related to the proposed financing.

VCIX currently owns a 60% interest in Cortext Ltd., an Israeli software developer with whom it has been jointly developing next-generation web development and site management software. Cortext software, based on object-oriented technology, includes built in support for XML (Extensible Markup Language), and for sophisticated business-process modeling. "Based on four years of experience managing online communities, we know the demands that come from meeting the daily challenges of managing content-rich B2C and B2B marketplaces," said Avi Moskowitz, CEO and President of VCIX. "Advanced technological solutions can make a great difference. Cortext software has allowed us to do things that conventional Web site technology cannot. It dramatically lowers the time to market for creating or expanding online intranets or extranets and significantly reduces the total cost of owning and managing digital assets. We believe that managers of fast-changing and high-traffic Web sites need and want this kind of solution."

VCIX also announced today that it has signed an agreement to acquire an additional 20% stake in Cortext Ltd. Upon the completion of the acquisition in Q4 2000, VCIX will own
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more than 80% of the software developer. Additional details of the purchase were not disclosed.

As part of its strategic shift, the Company is seeking one or more buyers for VirtualJerusalem.com, VirtualIreland.com, VirtualHolyland.com, VirtualItaly.com and VirtualIndia.com. "These are highly interactive, ethnic portals for Jewish, Irish, Evangelical, Italian and Indian communities in the United States. We believe they are attractive assets for companies devoted to e-commerce and the ownership and management of profitable, growth oriented Web properties," according to Moskowitz.

Effective immediately, VCIX will scale back the operations staff supporting its online communities and move most non-sales or marketing related functions to the Company's subsidiary in Israel, reducing the number of its employees by about one-third and producing substantial cost-reductions. "We will have a more streamlined operation going forward," Moskowitz said. "Published research tells us that the Web applications software market is one of the most rapidly expanding segments in the global information technology industry. We have approached leading Web strategy and implementation firms to team with us in delivering our Web applications technology to the market, and we're confident we have the right solution at the right time."